Exhibit 99.1

Travelport Worldwide Limited Reports Third Quarter 2015 Results

STRONG Q3 PERFORMANCE; RAISING FULL YEAR ADJUSTED NET INCOME GUIDANCE

LANGLEY, U.K., November 2, 2015 — Travelport Worldwide Limited (NYSE: TVPT) announces its financial results for the third quarter ended September 30, 2015.

Key Points

•	Strong Q3 financial performance with Adjusted Income per Share (diluted) of $0.25, up $0.28 year over year
•	Net revenue up 6% to $560 million; RevPas up 11% to $6.29
•	Double-digit revenue growth in Europe (11%), Asia Pacific (14%) and Latin America & Canada (21%)
•	Over 100 airlines actively merchandising their enriched product content through Travelport, including branded fares and ancillaries
•	Beyond Air revenue up 17% to $129 million, accounting for 24% of Travel Commerce Platform revenue (Q3 2014: 22%)
•	eNett reported revenue growth of 48%
•	Hospitality segment attachment up 10% to 49 per 100 airline tickets issued
•	Adjusted Free Cash Flow generation of $31 million, up $93 million
•	Raising full year guidance on Adjusted Net Income and Adjusted Income per Share (diluted); tightening full year guidance on net revenue and Adjusted EBITDA

Gordon Wilson, President and CEO of Travelport, commented:

“Our financial performance during the quarter was driven by double-digit revenue growth across key geographies, particularly in Europe and Asia Pacific, benefiting from the increasing breadth of our Travel Commerce Platform. We continue to truly differentiate ourselves from the competition in four key areas where we have taken industry-leading positions. In airline merchandising, we continue to see growing adoption by airlines of our Rich Content and Branding merchandising solution, alongside strong growth in away air bookings. Moreover, we’ve seen continued momentum in Beyond Air with hospitality and payments both making very good progress. The integration of our recent acquisition in mobile travel technology, MTT, is progressing ahead of schedule, with many opportunities to explore from a new customer and product perspective. All of this gives us comfort to tighten our full year guidance on net revenue and Adjusted EBITDA and also raise our guidance on full year Adjusted Net Income and Adjusted Income per Share.”

Summary

	Three months ended September 30,			Nine months ended September 30,
(in $ millions, except per share amounts)	2015	2014	Better / (Worse)	2015	2014	Better / (Worse)
Net revenue	560	529	6%	1,686	1,652	2%
Operating income	54	21	155%	151	156	(4)%
Net income	5	155	(97)%	14	133	(89)%
Income per share – diluted	$0.03	$1.71	(98)%	$0.09	$1.70	(94)%
Adjusted EBITDA	131	133	(2)%	405	430	(6)%
Adjusted Net Income (Loss)	30	(3)	*	95	(9)	*
Adjusted Income (Loss) per Share – diluted	$0.25	$(0.03)	*	$0.78	$(0.12)	*
Net cash provided by (used in) operating activities	62	(53)	*	154	(11)	*
Adjusted Free Cash Flow	31	(62)	*	64	(80)	*
Cash dividend per share	$0.075	—	*	$0.225	—	*

* Percentage calculated not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Income (Loss) per Share, Capital Expenditures, Net Debt, Trading Working Capital, Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow. Please refer to pages 10, 12 and 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures. We have not reconciled Adjusted EBITDA guidance to net income (loss) guidance because we do not provide guidance for share-based compensation expense, provision for income taxes, interest income, interest expense, litigation and related costs, and other items, as certain of these items are out of our control and/or cannot be reasonably predicted.

1

Discussion of Results for the Third Quarter of 2015

Unless otherwise stated, all comparisons are for the third quarter of 2015 compared to the third quarter of 2014.

Net Revenue and Adjusted EBITDA

Net revenue is comprised of:

	Three Months Ended September 30,		Change
(in $ millions)	2015	2014	$	%
Air	$399	$390	$9	2
Beyond Air	129	111	18	17
Travel Commerce Platform	528	501	27	5
Technology Services	32	28	4	14
Net Revenue	$560	$529	$31	6

Net revenue increased by $31 million, or 6%, to $560 million primarily due to growth in Travel Commerce Platform revenue of $27 million, or 5%. RevPas increased 11% to $6.29 driving a $42 million increase in Travel Commerce Platform revenue, which was offset by lower volumes. International Reported Segments increased 2% driving $7 million of the increase, offset by 13% decrease in U.S. Reported Segments, due to the impact of our 2014 renegotiated contract with Orbitz Worldwide, Inc. (“Orbitz Worldwide”). Overall, total Reported Segments decreased 5% to 84 million.

Within Travel Commerce Platform revenue, there was an $18 million increase in Beyond Air revenue and a $9 million increase in Air revenue. The Air revenue increase was mainly due to improved mix and merchandising. Beyond Air revenue increased 17% to $129 million primarily driven by continued growth in payment solutions and hospitality, as well as our expansion into mobile solutions. Technology Services revenue increased by $4 million primarily due to growth in application development.

Adjusted EBITDA decreased by $2 million, or 2%, to $131 million. The decrease is primarily the result of lower volumes and increased expenses as we continue to invest in our platform through acquisition, expansion of our go-to-market commercial capabilities and incremental public company administrative expenses.

Operating Income

Operating income increased by $33 million, or 155%, to $54 million primarily due to a reduction in non-core corporate costs of $29 million mainly related to $20 million of lower equity-based compensation and $6 million of lower unrealized loss on foreign currency derivative contracts, offset by a decrease in Adjusted EBITDA of $2 million.

Net Income

Net income decreased by $150 million to $5 million primarily due to a $304 million gain on the sale of Orbitz Worldwide shares recognized for the three months ended September 30, 2014 compared to $0 for the three months ended September 30, 2015, offset by a decrease in interest expense and a loss on early extinguishment of debt of $121 million relating to the deleveraging, debt refinancing and IPO transactions completed in 2014 and a $33 million increase in operating income.

Adjusted Net Income (Loss)

Adjusted Net Income (Loss) increased by $33 million to $30 million.

Net Cash Provided by Operating Activities

Net cash provided by operating activities increased by $115 million to $62 million primarily as a result of a $77 million decrease in interest payments and $32 million of lower payments on other adjusting items and customer loyalty payments.

Adjusted Free Cash Flow

Adjusted Free Cash Flow increased by $93 million, primarily as a result of changes in our net cash provided by operating activities.

Net Debt

Net Debt increased from $2,275 million at December 31, 2014 to $2,371 million at September 30, 2015, and is comprised of $2,472 million in total debt less $101 million in cash and cash equivalents.

2

Business Update

Continued Air content leadership and critical mass of participation in our industry-leading merchandising platform

•	During the period, Travelport signed new and expanded distribution and merchandising deals with a number of network and low-cost carriers across key geographies.
•	One year on from the successful launch of our industry-leading Rich Content and Branding merchandising solution, over 100 airlines are now fully implemented and actively merchandising their enriched product content, including branded fares and ancillaries, within our point-of-sale applications worldwide.
•	In total, over 120 airlines are signed up for this high value-adding distribution capability, representing over 50% of all air segment volumes sold on our Travel Commerce Platform in the first nine months of 2015.
•	Recent implementations included several leading Chinese airlines such as Cathay Pacific, Air China, China Eastern and Shanghai Airlines, as well as Peruvian Airlines, one of Latin America’s fastest growing regional airlines.

Strong performance in Europe, Asia Pacific, Latin America & Canada and continued momentum in corporate and leisure travel

•	Revenue growth from Europe was strong across Air and Beyond Air, as Travelport lapped headwinds in Greece, Russia and the Ukraine from the first half of the year and converted recent new customer wins.
•	Our strong recent progress in Asia Pacific and Latin America & Canada continued, driven by increasing transaction levels at recently converted new customers – particularly in India, South Korea, Hong Kong, Australia, Canada, Chile and Colombia.
•	Travelport provides transaction and platform services to AXESS International Network, the leading Japanese GDS owned by Japan Airlines. Our relationship with AXESS was expanded during the quarter, including an agreement to replace AXESS’ point-of-sale agency desktops with a bespoke version of our award-winning Travelport Smartpoint.
•	In corporate travel, a major long-term contract renewal was signed with IBM for the use of our Travel Commerce Platform. IBM, headquartered in the U.S., conduct their business in over 170 countries with over 400,000 employees. It is reported by Business Travel News that IBM is the largest travel spend corporation in the U.S.
•	Our penetration in the global corporate travel space was furthered in the quarter by significant new business wins in multiple geographies, including Orient House Travel and Al Futtaim Travel, two of the largest travel management companies (TMCs) in the United Arab Emirates. We also signed significant multi-year deals with Portman, a leading TMC in the United Kingdom, and Student Agency, the Czech Republic’s largest full-service travel agency.
•	In leisure travel, we signed new or extended agreements with several key online travel agencies (OTAs) across the world, including new business in Greece with Tripsta, one of the five largest OTAs in Europe. Furthermore, a new agreement was signed with Cox & Kings, one of the largest travel agencies in India.

Continued momentum in Beyond Air

Hospitality

•	The attachment of hotel and car bookings to air tickets continued to grow, with hospitality segments booked per 100 airline tickets issued via our Platform increasing to 49 in Q3 (from 45 in Q3 2014).
•	Car rental bookings continued to see strong growth in Q3, with car rental days sold up 9% year over year. Moreover, a new multi-year global content agreement was signed with First Car Rental, a leading car rental company in South Africa.
•	A new multi-year distribution agreement was signed with SNCF, one of the largest rail operators worldwide.

Mobile

•	Travelport’s acquisition of MTT, the leading mobile travel platform and mobile technology provider for global airlines and travel companies, was completed on July 3, 2015.
•	easyJet, Europe’s fourth largest carrier, continues to build on the success of its mobile app (first launched by MTT in 2011). During the period, the app reached 12.5 million downloads, which compares favorably to Ryanair (4 million) and British Airways (5 million).
•	Travelport Hotelzon, our corporate hotel booking application, continues to deliver new corporate customer wins across its European network. Travelport Hotelzon also announced the release of a mobile app designed to help both travel agents and business travelers manage corporate hotel bookings directly from their smartphones.

Payments

•	eNett net revenue for Q3 was $27 million, representing growth of 48% year over year on a reported basis.
•	Net revenue for Q3 grew 27% sequentially from Q2, with growth accelerating as eNett grew its share of business with existing customers and continued to rapidly acquire and implement its Virtual Account Numbers (VAN) solution with new customers.
•	eNett’s two largest customers transacted record quarterly volumes during Q3. Moreover, six out of eNett’s top 10 customers have now re-signed exclusive long-term contracts during 2015.

3

Increased ownership stake in Locomote

On October 8, 2015, we increased our shareholding in Locomote from 49% to a majority ownership stake of 55%. Locomote is a corporate self-booking platform focused on empowering corporate travelers through an improved mobile user experience. The Locomote platform provides solutions for all corporate travel management needs – including travel authorization and policy compliance, flexibility to change bookings, and more efficient back-office reconciliation.

The investment in Locomote further strengthens our offering to both corporates and TMCs, alongside our developments in enabling improved corporate self-booking through our similar investments in Hotelzon and MTT. All of these digital assets are commencing working together to drive maximum synergistic value while also taking advantage of the access to industry-leading air, hotel and car rental content that Travelport provides through its APIs, or Application Programming Interfaces.

Outlook and Financial Guidance

The fourth quarter of 2015 has started well and momentum across the business remains positive. For the full year 2015, Travelport’s guidance for net revenue and Adjusted EBITDA has been tightened, as detailed below, and we reaffirm our expectation for Adjusted EBITDA to be closer to the top end of the guidance range. Furthermore, we expect Adjusted Net Income and Adjusted Income per Share (diluted) will be higher than previously anticipated, principally due to a lower than anticipated tax charge.

FY 2015 Guidance
(in $ millions, except per share amounts)	Revised	Previous
Net revenue	$2,180 - $2,220	$2,160 - $2,240
Adjusted EBITDA	$528 - $533	$518 - $533
Adjusted Net Income	$113 - $118	$88 - $103
Adjusted Income per Share – diluted	$0.92 - $0.95	$0.72 - $0.84
Adjusted Free Cash Flow	$125 - $150	$125 - $150

This guidance assumes spot foreign exchange rates as of October 26, 2015, together with the impact of foreign exchange rate hedges undertaken during 2014 as part of our rolling hedging program.

The forward-looking statements above, as well as those made elsewhere within this press release, reflect expectations as of November 2, 2015. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (SEC) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 93% of our net revenue denominated in U.S. dollars in Q3, exchange rate movements in this currency have a low impact on our reported net revenue. eNett, which represented approximately 5% of our net revenue in Q3, is the largest source of non-U.S. dollar net revenue. Approximately 80% of eNett’s net revenue in Q3 was denominated in currencies other than U.S. dollars.

Of our costs and expenses in Q3, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 67% were denominated in U.S. dollars.

We employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar which are the main non-U.S. dollar components of our costs and expenses. The effect of these hedges were to reduce the year over year impact of foreign exchange movements on Q3 Adjusted EBITDA.

Dividend

On October 28, 2015, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the third quarter of 2015. The dividend will be payable on December 17, 2015 to shareholders of record on December 4, 2015.

4

Analyst and Investor Day

Travelport will hold its inaugural Analyst and Investor Day on Thursday, December 17, 2015 in New York, NY. For attendance in person please contact Travelport’s investor relations team for further details. A live audiocast of the presentation will be available via the Investors section of Travelport’s website (follow this link to pre-register).

Conference Call

The Company’s third quarter 2015 earnings conference call will be held later today (on November 2, 2015) beginning at 9:00 a.m. (Eastern Time). A live audiocast of the presentation and accompanying slides will be available via the Investors section of Travelport’s website at www.travelport.com/investors. Please visit the site or follow this link to pre-register.

A replay of the audiocast will be made available on the Investors section of Travelport’s website shortly after the end of the earnings call and will be available for one year after the earnings call.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications
Tel: +44 (0)1753 288 720
kate.aldridge@travelport.com

5

About Travelport (www.travelport.com)

Travelport is a Travel Commerce Platform providing distribution, technology, payment and other solutions for the global travel and tourism industry. With a presence in approximately 170 countries, over 3,500 employees and 2014 net revenue of over $2.1 billion, Travelport is comprised of:

-	A Travel Commerce Platform through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace. In addition, Travelport has leveraged its domain expertise in the travel industry to design a pioneering B2B payment solution that addresses the needs of travel intermediaries to efficiently and securely settle travel transactions.

-	Technology Services through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

Travelport is headquartered in Langley, U.K. The Company is listed on the New York Stock Exchange and trades under the symbol “TVPT”.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on provider capacity and inventory resulting from consolidation of the airline industry; the impact that our outstanding indebtedness may have on the way we operate our business; financing plans and access to adequate capital on favorable terms; our ability to achieve expected cost savings from our efforts to improve operational efficiency; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as eNett, in which we own a majority interest. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 27, 2015 and our Quarterly Reports on Form 10-Q filed with the SEC on May 6, 2015 and August 4, 2015, which are available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

6

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ millions, except share data)	Three Months Ended September 30, 2015	Three Months Ended September 30, 2014	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014

Net revenue	$560	$529	$1,686	$1,652

Costs and expenses
Cost of revenue	336	320	1,020	1,010
Selling, general and administrative	114	130	340	315
Depreciation and amortization	56	58	175	171
Total costs and expenses	506	508	1,535	1,496
Operating income	54	21	151	156
Interest expense, net	(40)	(67)	(118)	(237)
Loss on early extinguishment of debt	—	(94)	—	(108)
Gain on sale of shares of Orbitz Worldwide	—	304	6	356
Income before income taxes and share of (losses) earnings in equity method investments	14	164	39	167
Provision for income taxes	(8)	(11)	(24)	(33)
Share of (losses) earnings in equity method investments	(1)	2	(1)	(1)
Net income	5	155	14	133
Net income attributable to non-controlling interest in subsidiaries	(1)	(1)	(3)	(4)
Net income attributable to the Company	$4	$154	$11	$129

Income per share – Basic:
Income per share	$0.03	$1.75	$0.09	$1.75
Weighted average common shares outstanding - Basic	122,495,392	88,254,078	122,062,715	73,701,371

Income per share – Diluted:
Income per share	$0.03	$1.71	$0.09	$1.70

Weighted average common shares outstanding - Diluted	122,724,141	90,464,651	122,563,359	76,073,381

7

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in $ millions, except share data)	September 30, 2015	December 31, 2014

Assets
Current assets:
Cash and cash equivalents	$101	$139
Accounts receivable (net of allowances for doubtful accounts of $14 and $14)	237	184
Deferred income taxes	3	5
Other current assets	116	84
Total current assets	457	412
Property and equipment, net	449	414
Goodwill	1,055	997
Trademarks and tradenames	314	314
Other intangible assets, net	564	619
Cash held as collateral	—	26
Deferred income taxes	9	9
Other non-current assets	90	101
Total assets	$2,938	$2,892

Liabilities and equity
Current liabilities:
Accounts payable	$64	$73
Accrued expenses and other current liabilities	463	426
Current portion of long-term debt	67	56
Total current liabilities	594	555
Long-term debt	2,405	2,384
Deferred income taxes	57	54
Other non-current liabilities	241	237
Total liabilities	3,297	3,230
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of both September 30, 2015 and December 31, 2014)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 124,262,703 shares and 122,505,599 shares issued; 122,500,140 shares and 121,411,360 shares outstanding as of September 30, 2015 and December 31, 2014, respectively)	—	—
Additional paid in capital	2,724	2,715
Treasury shares, at cost (1,762,563 shares and 1,094,239 shares as of September 30, 2015 and December 31, 2014, respectively)	(28)	—
Accumulated deficit	(2,887)	(2,898)
Accumulated other comprehensive loss	(189)	(174)
Total shareholders’ equity (deficit)	(380)	(357)
Equity attributable to non-controlling interest in subsidiaries	21	19
Total equity (deficit)	(359)	(338)
Total liabilities and equity	$2,938	$2,892

8

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in $ millions)	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014
Operating activities
Net income	$14	$133
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	175	171
Amortization of customer loyalty payments	51	56
Gain on sale of shares of Orbitz Worldwide	(6)	(356)
Amortization of debt finance costs	5	8
Accrual of repayment fee and amortization of debt discount	3	7
Loss on early extinguishment of debt	—	108
(Gain) loss on foreign exchange derivative instruments	(7)	10
Payment-in-kind interest	—	17
Share of losses in equity method investments	1	1
Equity-based compensation	25	30
Deferred income taxes	4	9
Customer loyalty payments	(56)	(66)
Pension liability contribution	(2)	(5)
Changes in assets and liabilities:
Accounts receivable	(49)	(51)
Other current assets	(39)	(1)
Accounts payable, accrued expenses and other current liabilities	32	(88)
Other	3	6
Net cash provided by (used in) operating activities	154	(11)

Investing activities
Property and equipment additions	(76)	(83)
Proceeds from sale of shares of Orbitz Worldwide	6	366
Businesses acquired, net of cash	(61)	(10)
Purchase of equity method investment	—	(10)
Net cash (used in) provided by investing activities	(131)	263

Financing activities
Net proceeds from issuance of common shares in initial public offering	—	445
Proceeds from term loans	—	2,345
Proceeds from bridge loans	—	425
Repayment of term loans under senior secured credit agreement	(18)	(1,477)
Repayment of bridge loans	—	(425)
Repayment of term loans under second lien credit agreement	—	(863)
Repurchase/repayment of senior notes and senior subordinated notes	—	(588)
Proceeds from revolver borrowings	30	75
Repayment of revolver borrowings	(30)	(75)
Repayment of capital lease obligations and other indebtedness	(26)	(23)
Release of cash provided as collateral	26	29
Payment related to early extinguishment of debt	—	(46)
Purchase of non-controlling interest in subsidiary	—	(65)
Debt finance costs	—	(37)
Dividend to shareholders	(28)	(2)
Tax withholding for equity awards	(1)	(5)
Treasury share purchase related to vesting of equity awards	(13)	—
Payments on settlement of derivative instruments	—	3
Other	—	4
Net cash used in financing activities	(60)	(280)
Effect of changes in exchange rate on cash and cash equivalents	(1)	(1)
Net decrease in cash and cash equivalents	(38)	(29)
Cash and cash equivalents at beginning of period	139	154
Cash and cash equivalents at end of period	$101	$125
Supplementary disclosures of cash flow information
Interest payments	109	263
Income tax payments, net	18	19
Non-cash exchange of debt for equity	—	571
Non-cash capital lease additions	86	14
Non-cash purchase of property and equipment	34	—

9

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income to Adjusted Net Income (Loss) and Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ millions)	2015	2014	2015	2014
Net income	$5	$155	$14	$133
Adjustments:
Amortization of intangible assets	18	19	56	58
Loss on early extinguishment of debt	—	94	—	108
Share of losses (earnings) in equity method investments	1	(2)	1	1
Gain on sale of shares of Orbitz Worldwide	—	(304)	(6)	(356)
Equity-based compensation and related taxes	4	24	25	33
Corporate and restructuring costs	3	4	11	10
Other – non cash (*)	(1)	7	(8)	4
Tax impact of adjustments	—	—	2	—
Adjusted Net Income (Loss)	30	(3)	95	(9)
Adjustments:
Depreciation and amortization of property and equipment	38	39	119	113
Amortization of customer loyalty payments	15	19	51	56
Interest expense, net	40	67	118	237
Remaining provision for income taxes	8	11	22	33
Adjusted EBITDA	$131	$133	$405	$430

(*) Other—non cash includes (i) unrealized losses (gains) on foreign currency exchange derivative contracts and revaluation losses (gains) on our euro denominated debt of $1 million and $7 million for the three months ended September 30, 2015 and 2014, respectively, and $(5) million and $6 million for the nine months ended September 30, 2015 and 2014, respectively, and (ii) other gains of $2 million and $0 million for the three months ended September 30, 2015 and 2014, respectively, $3 million and $2 million for the nine months ended September 30, 2015 and 2014, respectively.

Reconciliation of Adjusted EBITDA to Net Cash Provided by (Used in) Operating Activities, Adjusted Free Cash Flow and Unlevered	Three Months Ended September 30,		Nine Months Ended September 30,
Adjusted Free Cash Flow (in $ millions)	2015	2014	2015	2014

Adjusted EBITDA	$131	$133	$405	$430
Add (Less):
Interest payments	(36)	(113)	(109)	(263)
Tax payments	(5)	(6)	(18)	(19)
Customer loyalty payments	(14)	(21)	(56)	(66)
Changes in Trading Working Capital	(2)	(20)	(36)	(34)
Changes in accounts payable and employee related payables	7	13	1	(19)
Pensions liability contribution	—	(2)	(2)	(5)
Changes in other assets and liabilities	(16)	(9)	(19)	2
Other adjusting items (*)	(3)	(28)	(12)	(37)
Net cash provided by (used in) operating activities	62	(53)	154	(11)
Add: other adjusting items (*)	3	28	12	37
Less: capital expenditures on property and equipment additions	(24)	(29)	(76)	(83)
Less: repayment of capital lease obligations and other indebtedness	(10)	(8)	(26)	(23)
Adjusted Free Cash Flow	31	(62)	64	(80)
Add: interest paid	36	113	109	263
Unlevered Adjusted Free Cash Flow	$67	$51	$173	$183

(*) Other adjusting items relate to payments for costs included within operating income but excluded from Adjusted EBITDA. These comprise corporate cost payments of (i) $3 million and $2 million during the three months ended September 30, 2015 and 2014, respectively and $12 million and $11 million for the nine months ended September 30, 2015 and 2014, respectively, and (ii) $26 million of payments relating to the accrued sponsor monitoring fee for the nine months ended September 30, 2014.

10

TRAVELPORT WORLDWIDE LIMITED

OPERATING STATISTICS

(unaudited)

Net revenue is comprised of:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ millions)	2015	2014	% Change	2015	2014	% Change
Air	$399	$390	2	$1,231	$1,245	(1)
Beyond Air	129	111	17	361	316	14
Travel Commerce Platform	528	501	5	1,592	1,561	2
Technology Services	32	28	14	94	91	4
Net Revenue	$560	$529	6	$1,686	$1,652	2

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ millions)	2015	2014	% Change	2015	2014	% Change
Asia Pacific	$117	$103	14	$350	$304	15
Europe	159	143	11	475	476	—
Latin America and Canada	27	23	21	75	68	11
Middle East and Africa	72	69	3	220	216	2
International	375	338	11	1,120	1,064	5
United States	153	163	(6)	472	497	(5)
Travel Commerce Platform	$528	$501	5	$1,592	$1,561	2

The table below sets forth Travel Commerce Platform segments by region and global RevPas:

	Segments (in millions)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	% Change	2015	2014	% Change
Asia Pacific	16	14	7	49	44	10
Europe	19	20	(2)	62	67	(7)
Latin America and Canada	4	4	10	13	12	10
Middle East and Africa	10	10	—	30	30	(1)
International	49	48	2	154	153	—
United States	35	40	(13)	112	122	(8)
Travel Commerce Platform Reported Segments	84	88	(5)	266	275	(3)
International	$7.61	$6.99	9	$7.30	$6.96	5
United States	$4.41	$4.08	8	$4.21	$4.07	3
Travel Commerce Platform RevPas	$6.29	$5.67	11	$5.99	$5.68	6

Other Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except where specified)	2015	2014	% Change	2015	2014	% Change
Transaction value processed on the Travel Commerce Platform	$20,791	$22,791	(9)	$64,245	$69,362	(7)
Airline tickets issued	29	30	(5)	90	94	(4)
Percent of Air segment revenue from away bookings	65	61%	4	65%	63%	2
Hotel room nights sold	16	16	3	49	47	5
Car rental days sold	25	23	9	70	64	9
Hospitality segments per 100 airline tickets issued	49	45	10	46	42	11
Capital Expenditures	$34	$37	(8)	$102	$106	(4)

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TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net, and income taxes.

Adjusted Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, adjusted to remove the impact of cash paid for other adjusting items which we believe are unrelated to our ongoing operations and to deduct Capital Expenditures.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, share of earnings (losses) in equity method investments, and items that are excluded under our debt covenants, such as gain on sale of shares of Orbitz Worldwide, Inc., non-cash equity-based compensation, certain corporate and restructuring costs, certain litigation and related costs, and other non-cash items such as foreign currency gains (losses) on euro denominated debt, and earnings hedges along with any income tax related to these exclusions.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents, and cash held as collateral.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by our travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

Trading Working Capital is defined as assets and liabilities directly related to our core trading operations (accounts receivables and deferred revenue from travel providers and travel agencies, current prepaid travel agency incentive payments and accounts payable and accrued liabilities for commissions and incentives).

Unlevered Adjusted Free Cash Flow is defined as Adjusted Free Cash Flow adjusted to remove the impact of cash interest payments.

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TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures

Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income (loss), as determined under U.S. GAAP. In addition, Adjusted Net Income (Loss) and Adjusted EBITDA may not be comparable to similarly named measures used by other companies. We have included Adjusted Net Income (Loss) and Adjusted EBITDA as they are the primary metrics used by management to evaluate and understand the underlying operations and business trends, forecast future results and determine future capital investment allocations. They are also used by our Board to determine incentive compensation for future periods.

We believe our important measures of liquidity are Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow. These measures are useful indicators of our ability to generate cash to meet our liquidity demands. We believe Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow provide investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash. We believe these measures give management and investors a better understanding of the cash flows generated by our underlying business, as our interest payments are primarily related to the debt incurred in relation to previous business acquisitions, cash paid for other adjusting items are unrelated to the underlying business and our Capital Expenditures are primarily related to the development of our operating platforms. Adjusted Free Cash Flow and Unlevered Adjusted Free Cash Flow are non-GAAP measures and may not be comparable to similarly named measures used by other companies. These measures should not be considered as measures of liquidity or cash flows from operations as determined under U.S. GAAP.

We believe Adjusted Income (Loss) per Share-diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, which we believe are ongoing costs of doing business, as well as other items which are not allocated to the operating businesses such as interest expense and related taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share-diluted has similar limitations as Adjusted EBITDA and Adjusted Net Income (Loss) and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated statements of operations.

The management uses Net Debt to review the Company’s overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

We present Trading Working Capital which is a non-GAAP measure. We view Trading Working Capital as a key liquidity measure to understanding our cash sources and uses from operations.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.

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